Exhibit 99.04
Diamond Foods, Inc.
1050 South Diamond Street
Stockton, California 95201
7.35% Senior Notes, Series A, due December 1, 2013
Third Amendment to Note Purchase Agreement
dated as of July 17, 2001
Dated as of
March 19, 2007
To Each of the Holders of the above Notes
as listed in the attached Schedule A
Ladies and Gentlemen:
     Diamond Foods, Inc., a Delaware corporation and successor by merger to Diamond Walnut Growers, Inc., a California corporation (the “Company”), is requesting modification to certain of the provisions of the Agreement referred to below.
     In consideration of the foregoing, the Company hereby agrees with you as follows:
     1. Note Purchase Agreement. Reference is hereby made to the Note Purchase Agreement, dated as of July 17, 2001, as amended by (i) the Amendment to Note Purchase Agreement dated as of December 1, 2004, and (ii) the Second Amendment to Note Purchase Agreement, dated as of April 8, 2005 (as amended, the “Agreement”), between the Company and you (or your predecessor in interest listed in Schedule A to the Agreement) pursuant to which the Company issued its 7.35% Senior Notes, Series A, due December 1, 2013, held by you. Certain capitalized terms used in this Amendment are defined in Schedule B to the Agreement.
     2. Amendments.
          (a) Each of the following defined terms set forth in Schedule B to the Agreement is hereby amended and restated, as follows:
     “EBIT” means, with respect to any period, Consolidated Net Income for such period plus all amounts deducted in the computation thereof on account of (a) Interest Charges, (b) taxes imposed on or measured by income or excess profits, (c) any Make-Whole Loan Amount paid by the Company pursuant to Section 4.2 of the Trust Agreement in connection with an Unscheduled Redemption of Preferred Securities, (d) non-cash share based expenses governed by FASB 123(R) and (e) non-cash pension termination expenses resulting from the Company’s termination of its defined benefit pension plan, provided that if any portion of such expense is paid in cash in any subsequent period, then such portion shall be deducted from EBIT in such subsequent period.

     “EBITDA” means, with respect to any period, Consolidated Net Income for such period plus all amounts deducted in the computation thereof on account of (a) Interest Charges, (b) taxes imposed on or measured by income or excess profits, (c) any Make-Whole Loan Amount paid by the Company pursuant to Section 4.2 of the Trust Agreement in connection with an Unscheduled Redemption of Preferred Securities, (d) non-cash share based expenses governed by FASB 123(R), (e) non-cash pension termination expenses resulting from the Company’s termination of its defined benefit pension plan, provided that if any portion of such expense is paid in cash in any subsequent period, then such portion shall be deducted from EBIT in such subsequent period, (f) depreciation expense and (g) amortization expense.
          (b) Section 10.5 of the Agreement is amended, effective as of the Effective Date (as such term is defined in the Second Amendment to Note Purchase Agreement, dated as of April 8, 2005, between the Company and you), to delete the term “Consolidated Adjusted Net Worth and to replace such term with “Consolidated Net Worth”.
     3. Effect of this Amendment. On and after the date hereof, each reference in the Agreement or the Notes to “this Agreement” or “the Other Agreements” or the like shall mean “this Agreement” or “the Other Agreements” as amended hereby.
     4. Scope of Amendment. Except as specifically amended above, (a) the Agreement and the Other Agreements shall each remain in full force and effect and each is hereby ratified and confirmed and (b) the execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power, or remedy of the holders of the Notes, nor constitute a waiver of any provision of the Agreement, the Notes or any other document, instrument or agreement executed in connection with the Agreement or the Notes.
     5. Representations and Warranties. The Company hereby represents and warrants as follows:
          (a) no Default or Event of Default has occurred and is continuing;
          (b) the Company’s execution, delivery and performance of the Agreement, as modified by this letter agreement, have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable; and
          (c) the Agreement, as modified by this letter agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

     6. Payment of Legal Fees. Without limiting the provisions of Section 15.1 of the Agreement, the Company shall pay the fees, charges and disbursements of your special counsel to the extent reflected in a statement or statements of such counsel rendered to the Company, within 30 days of receipt of such statements.
     7. Miscellaneous
          (a) Counterparts. This Amendment may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes.
          (b) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of law rules.
          (c) Headings. Heading in this Amendment are for convenience of reference only and are not part of the substance hereof.

     If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.
Very truly yours,
Diamond Foods, Inc.

By:

Name: Title:

The foregoing is hereby agreed to as of the date hereof.

Teachers Insurance And Annuity Association Of America

By:

Name: Title:

PRU & CO.
By:	Prudential Investment Management, Inc.,
a general partner

By:

Name: Title:

Schedule A
Teachers Insurance and Annuity Association of America
Pru & Co.

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